Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe Chief Financial Officer T: 1-345-815-9919 E: Robin.Lowe@AltisourceAMC.com

Altisource Residential Corporation Reports Second Quarter 2016 Results

CHRISTIANSTED, U.S. Virgin Islands, August 8, 2016 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) today reported financial and operating results for the second quarter of 2016.

Recent Developments and Second Quarter 2016 Highlights

•
Increased single-family rental (“SFR”) portfolio during the quarter by 13% over the prior quarter to 3,977 homes, including 3,010 rented properties, 273 listed and ready for rent and 694 properties under leasehold renovation and unit turn.

•	Stabilized rentals grew to 3,112 properties with 97% leased.

•
Completed the sale of 895 non-performing loans (“NPLs”) in June 2016 with an unpaid principal balance (“UPB”) of $213.1 million, or approximately 17% of the total remaining UPB in Residential’s loan portfolio.

•	Sold 910 real estate owned (“REO”) properties, representing an increase of 33% over the 686 REO properties sold in the first quarter of 2016.

•	Achieved average rent increases of approximately 6% on lease renewals.

•	Declared and paid a second quarter 2016 dividend of $0.15 per share.

•	Moved substantially all remaining Ocwen-serviced NPLs away from Ocwen as of August 1, 2016.

•
Entered into a non-binding letter of intent to purchase between 4,000 and 4,500 SFR properties from an unrelated third party, subject to due diligence, negotiation of definitive transaction documents, financing arrangements and other factors.

“We are encouraged by the continued execution of our strategic objectives,” said Chief Executive Officer, George Ellison.  “In the second quarter, we continued to grow our single-family rental portfolio with high-yielding properties while improving our operating metrics, opportunistically selling more NPLs and REO properties and identifying potential asset acquisitions capable of substantially increasing our portfolio in line with our targeted high yields.”

Strategic Update

During the second quarter of 2016 and thereafter, Residential has continued to pursue its objective of becoming one of the top single-family REITs serving working class American families and their communities with a view to providing robust returns on equity and long-term growth for investors. Among others, important steps taken recently to achieve these objectives include the following:

•
Residential has had continued success executing upon its diversified single-family acquisition strategy and capitalizing on the compelling market opportunity to acquire high-yielding single-family homes at attractive prices. During the second quarter of 2016, Residential increased the size of its rental portfolio by 446 properties to bring the rental portfolio to 3,977 properties at June 30, 2016, representing an increase of 13% over the prior quarter. The Company has developed and employed internal proprietary models, which it believes gives it an advantage in identifying and purchasing rental properties with optimal rental return metrics in areas that have attractive occupancy levels and rental margins.

As discussed above, in July 2016, the Company entered into a non-binding letter of intent to acquire between 4,000 and 4,500 single-family rental properties from an unrelated third party, which is subject to continuing due diligence, negotiation of definitive transaction documents, financing arrangements and other factors. This transaction, which is targeted to achieve yields similar to Residential’s current single-family rental assets, would be expected to close in the third or fourth quarter of 2016 and would utilize a substantial portion of Residential’s free cash as of the end of the second quarter. Residential is also considering other large single-family rental portfolio purchases available in the market. There can be no assurance that Residential will be able to successfully negotiate and consummate any of these potential transactions on a timely basis or at all.

•
Residential continued its efforts to sell certain NPLs to take advantage of attractive market pricing, successfully completing the sale of 895 NPLs and bringing the total NPLs sold in bulk transactions to 1,973 for the first six months of 2016. The Company has also accelerated the sale of non-rental REO properties with 910 of such properties sold during the second quarter as compared to 686 properties sold in the first quarter of 2016, representing a 33% increase. The Company expects that NPL sales and non-rental REO property sales will allow it to recycle capital to purchase pools of stabilized rental homes at attractive yields, to repurchase common stock or to utilize the proceeds for such other purposes as the Company may determine.

•
Residential’s lenders continue to support its strategy. In March 2016, Residential increased the size of its repurchase facility with Credit Suisse from $275.0 million to $350.0 million and extended the facility for an additional year to March 2017 and, in April 2016, it increased the size of its loan facility with Nomura from $200 million to $250 million and extended the facility for an additional year to April 2017.

The Company believes the foregoing developments are highly positive in driving its strategy of building long-term stockholder value through the creation of a large portfolio of single-family rental homes that it targets operating at a best-in-class yield.

Second Quarter 2016 Financial Results

Net loss for the second quarter of 2016 was $63.5 million, or $1.16 per diluted share, compared to net income of $13.1 million, or $0.23 per diluted share, for the second quarter of 2015. Net loss for the six months ended June 30, 2016 was $109.2 million, or $1.99 per diluted share, compared to net income of $25.5 million, or $0.44 per diluted share, for the six months ended June 30, 2015.

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, August 8, 2016 at 8:30 a.m. Eastern Time to discuss its financial results for the second quarter of 2016. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” link.

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to our stockholders; the impact of changes to the supply of, value of and the returns on sub-performing and non-performing loans and single-family rental properties; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert loans to single-family rental properties and acquire single-family rental properties generating attractive returns; our ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; our ability to predict costs; difficulties in identifying sub-performing and non-performing loans and single-family properties to acquire; our ability to effectively compete with competitors; our ability to apply the net proceeds from financings in target assets in a timely manner; changes in interest rates and the market value of the collateral underlying our sub-performing and nonperforming loan portfolios or acquired single-family properties; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. to effectively perform its obligations under various agreements with us; the failure of our servicers to effectively perform their servicing obligations under their servicing agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative or regulatory tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
Revenues:
Rental revenues	$8,581	$2,140	$14,652	$3,540
Change in unrealized gain on mortgage loans	(71,702)	42,209	(114,154)	103,343
Net realized gain on mortgage loans	8,180	19,272	20,912	34,654
Net realized gain on mortgage loans held for sale	15,950	254	50,147	405
Net realized gain on real estate	39,125	12,404	68,526	23,012
Interest income	104	240	216	480
Total revenues	238	76,519	40,299	165,434
Expenses:
Residential property operating expenses	18,003	16,857	36,204	29,316
Real estate depreciation and amortization	4,040	1,344	7,641	2,342
Acquisition fees and costs	1,523	513	3,104	877
Selling costs and impairment	11,842	8,839	38,433	23,530
Mortgage loan servicing costs	8,444	16,246	20,168	34,512
Interest expense	10,470	13,398	26,886	25,041
General and administrative	3,640	1,056	6,600	6,223
Change in unrealized gain on mortgage loans	5,050	5,151	9,576	20,051
Total expenses	63,012	63,404	148,612	141,892
Other (expense) income	(750)	—	(750)	2,000
(Loss) income before income taxes	(63,524)	13,115	(109,063)	25,542
Income tax expense	4	23	123	26
Net (loss) income	$(63,528)	$13,092	$(109,186)	$25,516

(Loss) earnings per share of common stock - basic:
(Loss) earnings per basic share	$(1.16)	$0.23	$(1.99)	$0.45
Weighted average common stock outstanding - basic	54,616,221	57,208,273	54,998,171	57,204,602
(Loss) earnings per share of common stock - diluted:
(Loss) earnings per diluted share	$(1.16)	$0.23	$(1.99)	$0.44
Weighted average common stock outstanding - diluted	54,616,221	57,407,845	54,998,171	57,407,253

Dividends declared per common share	$0.15	$0.55	$0.45	$1.18

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets:
Real estate held for use:
Land	$81,905	$56,346
Rental residential properties (net of accumulated depreciation of $13,337 and $7,127, respectively)	332,037	224,040
Real estate owned	311,642	455,483
Total real estate held for use, net	725,584	735,869
Real estate assets held for sale	225,682	250,557
Mortgage loans at fair value	707,445	960,534
Mortgage loans held for sale	4,058	317,336
Cash and cash equivalents	228,341	116,702
Restricted cash	14,483	20,566
Accounts receivable, net	47,378	45,903
Related party receivables	—	2,180
Prepaid expenses and other assets	1,822	1,126
Total assets	$1,954,793	$2,450,773

Liabilities:
Repurchase agreements	$740,485	$763,369
Other secured borrowings	160,392	502,599
Accounts payable and accrued liabilities	42,322	32,448
Related party payables	5,489	—
Total Liabilities	948,688	1,298,416

Commitments and contingencies	—	—

Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; 54,465,184 shares issued and outstanding as of June 30, 2016 and 55,581,005 shares issued and outstanding as of December 31, 2015	545	556
Additional paid-in capital	1,190,011	1,202,418
Accumulated deficit	(184,451)	(50,617)
Total equity	1,006,105	1,152,357
Total liabilities and equity	$1,954,793	$2,450,773